Prospectus Supplement No. 26	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated September 29, 2023)	Registration No. 333-274329

Wheeler Real Estate Investment Trust, Inc.
This is Prospectus Supplement No. 26 (this “Prospectus Supplement”) to our Prospectus, dated September 29, 2023 (the “Prospectus”), relating to the issuance from time to time by Wheeler Real Estate Investment Trust, Inc. of up to 101,100,000 shares of our common stock, par value $0.01 (“Common Stock”). Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.

We have attached to this Prospectus Supplement our Current Report on Form 8-K filed on July 1, 2024. The attached information updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 1,2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
  CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 28, 2024
 WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd. Virginia Beach, VA	23452
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (757) 627-9088
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	WHLR	Nasdaq Capital Market
Series B Convertible Preferred Stock	WHLRP	Nasdaq Capital Market
Series D Cumulative Convertible Preferred Stock	WHLRD	Nasdaq Capital Market
7.00% Subordinated Convertible Notes due 2031	WHLRL	Nasdaq Capital Market

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Notification of Listing Deficiency

On June 28, 2024, Wheeler Real Estate Investment Trust, Inc. (the “Company”) received a letter (the “Notice”) from the listing qualifications staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with Nasdaq Listing Rule 5550(a)(4), which requires the Company to have a minimum of 500,000 “Publicly Held Shares” (defined in Nasdaq Listing Rule 5005(a)(35) as “shares not held directly or indirectly by an officer, director or any person who is the beneficial owner of more than 10 percent of the total shares outstanding”).

The Company has until July 12, 2024 to submit to Nasdaq a specific plan to achieve and sustain compliance.

The Notice has no immediate effect on the listing of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which continues to trade on The Nasdaq Capital Market under the symbol “WHLR.”

However, an indicator reflecting the Company’s non-compliance will be broadcast over Nasdaq’s market data dissemination network and will also be made available to third party market data providers.

Plan of Compliance

The Company will submit to Nasdaq its specific plan to achieve and sustain compliance by July 12, 2024.

In the event the plan is not accepted by Nasdaq, the Company will have the opportunity to appeal that decision to a Nasdaq hearings panel (the “Hearings Panel”). Under Nasdaq Listing Rule 5815(a)(1)(B), a timely request for a hearing will ordinarily stay the suspension and delisting action pending the issuance of a written Hearings Panel decision.

Item 8.01 Other Events.

Filing of Registration Statement

On July 1, 2024, the Company filed with the Securities and Exchange Commission a registration statement on Form S-11 (the “Registration Statement”) to register 20,704,217 shares of Common Stock issuable upon future redemptions and conversions of the Company’s Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”). The Company anticipates that, once the Registration Statement is declared effective, the Company will issue registered shares of Common Stock to settle future monthly Series D Preferred Stock redemptions.

Updated Redemption FAQs

On July 1, 2024, the Company updated the Frequently Asked Questions relating to the redemptions of the Series D Preferred Stock (the “Redemption FAQs”) that are available on its website at https://ir.whlr.us/series-d/series-d-redemption-faq.

As previously disclosed, the December 2023, January 2024 and February 2024 redemptions of Series D Preferred Stock were settled in the form of unregistered Common Stock (“Unregistered Common Stock”). The Redemption FAQs were updated to, among other things, explain the process for Holders of Unregistered Common Stock to remove the restriction from their shares of Unregistered Common Stock if the conditions of Rule 144 of the Securities Act of 1933, as amended, have been met.

Information contained on the Company’s website is not incorporated by reference into this Current Report on Form 8-K and should not be considered to be part of this Current Report on Form 8-K.

Forward-Looking Statements.

This Current Report on Form 8-K includes forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “anticipates”, “intends”, “will” and “would” or the negative of these terms or other words of similar meaning, although not all forward-looking statements contain these identifying words. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this Current Report on Form 8-K, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, or to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ M. Andrew Franklin
Name: M. Andrew Franklin
Title: Chief Executive Officer and President

Dated: July 1, 2024